EXHIBIT 10.19

CONFIRMATION OF COMMENCEMENT DATE

This Confirmation of Commencement Date is being executed pursuant to the Third Amendment to Standard Office Lease ("Lease") dated October 12, 2012, by and between Frost Bank as Trustee for a Designated Trust, ("Landlord") and Payment Data Systems, Inc. ("Tenant") located at One Countryside Place, 12500 San Pedro, Suites 120 and 525, San Antonio, Texas 78216 ("Premises") which shall be attached to the Lease. Landlord and Tenant, in consideration of the matters set forth herein mutually agree as follows:

1.	Landlord and Tenant have agreed to acknowledge and confirm that the Term of the Lease shall be forty-four (44) calendar months and that the Commencement Date and Expiration Date are as follows:

A.	Commencement Date: November 1, 2012

B.	Expiration Date: June 30, 2016

2.	Tenant represents and certifies that:

A.	It has accepted possession of the Leased Premises as provided in the Lease;

B.
Landlord is providing Twenty-two thousand five hundred thirty-five and no/100 dollars ($22,535.00) as an Extension Term Tenant Allowance. Tenant understands that if not used by December 31, 2013, this allowance will no longer be available to Tenant.

C.	The Lease is in full force and effect and is enforceable in accordance with its terms.

3.
The terms and provisions of this Confirmation of Commencement Date shall inure to the benefit, or bind, as the case may require, the parties and their respective successors and assigns, subject to the restrictions on assignment and subleasing contained in the Lease.

4.
All terms used, but not defined, herein shall have the same meaning ascribed to them in the Lease. EXECUTED by the undersigned duly authorized representatives of the parties hereto effective as of the date first stated.

LANDLORD:		TENANT:

Frost National Bank, Trustee		Payment Data Systems, Inc.
for a Designated Trust

By:	Endura Advisory Group, Ltd.	By
A Texas Limited Partnership

By:	Endura Advisory Group, GP, LLC	Title:	CEO
A Texas Liability Company

By:

THIRD AMENDMENT TO STANDARD OFFICE LEASE

This Third Amendment to Standard Office Lease (the "Amendment") is made and entered into as of the 1st day of November ,2012, by and between FROST BANK, TRUSTEE FOR A DESIGNATED TRUST ("Landlord"), and PAYMENT DATA SYSTEMS, INC. ("Tenant").

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Standard Office Lease Agreement dated August 22, 2003, as amended by that certain First Amendment to Lease Agreement dated February 6, 2006 and that certain Second Amendment to Lease Agreement dated October 7, 2009 (collectively, the "Lease"), for the Premises totaling 4,507 RSF comprising Suites 120 and 525 described therein and located in One Countryside Place, 12500 San Pedro, San Antonio, Bexar County, Texas; and

WHEREAS, the Term will expire on October 31, 2012; and

WHEREAS, Landlord and Tenant desire and now agree to extend and amend the Lease as set out below.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Lease.

2.	Notice Addresses. The notification address for the Landlord as set out in the Basic Terms of the Lease is hereby modified to read as follows:

Landlord:	FROST BANK, TRUSTEE FOR A DESIGNATED TRUST

Notification
Address	Endura Advisory Group 9311 San Pedro, Suite 850 San Antonio, Texas 78216 Telephone: 210-366-2222 Fax: 210-366-2231

The notification address for the Tenant as set out in the Basic Terms of the Lease is hereby modified to read as follows:

Tenant:	PAYMENT DATA SYSTEMS, INC.

12500 San Pedro, Suite 120 San Antonio, Texas 78216 Attn: Michael Long Telephone: 210.249.4040

3.             Term. Provided Tenant is not in default of any of the terms of the Lease at the commencement of the Extension Term (as defined below), Landlord and Tenant hereby agree to extend the Term of the Lease for one (1) period of forty-four (44) months (said forty-four month period hereinafter referred to as the "Extension Term"). The Extension Tenn shall commence on November 1, 2012, and shall end on June 30, 2016. Tenant acknowledges and agrees that, except for the improvements to be constructed by Landlord pursuant to the work letter attached hereto as Schedule 1 (the "Work Letter"), Tenant accepts the Premises "AS-1S" and Landlord shall incur no liability to Tenant by reason of any defects in the Premises, including latent defects.

4.             Base Rental. The Base Rental for the Extended Term shall be as follows:

Months	Rate'	Annual Amount2	Monthly Installment
Months 1 — 2	$20,00	$90,140,00	$7,511.67
(11/01/12 — 12/31/12)
Months 3 —4	$0.00	$0.00	$0.00
(1/01/13 2/28/13)
Months 5-16	$20.00	$90,140,00	$7,511.67
(3/01/13 — 2/28/14)
Months 17 — 28	$20.50	$92,393.52	$7,699.46
(3/01/14 — 2/28/15)
Months 29 —44	$21.00	$94,647,00	$7,887.25
(3/01/15 — 6/30/16)

Per square foot of Net Rentable Area per annum

2 Etpressed on an annualized basis even though the applicable period may be longer or shorter than 12 months

5.             Expense Stop. Effective as of November 1, 2012, notwithstanding anything contained in the Lease to the contrary, for purposes of calculating Tenant's Proportionate Share of Excess Operating Expenses, the Tenant's Base Year shall be calendar year 2013, and its Expense Stop, as defined in Exhibit "A" to the Lease, shall be the Operating Expenses for calendar year 2013.

In addition to those expenses that are not to be included as Operating Expenses, as provided in section (b) of the definition of Operating Expenses in the Lease, the following shall not be included as Operating Expenses:

i.
that portion of Landlord's general corporate overhead and general administrative expenses for services not specifically performed for the Building; costs associated with the operation of the business of the partnership or entity which constitutes Landlord, or the operation of any parent, subsidiary or affiliate of Landlord, as the same are distinguished from the costs of operation of the Building, including Landlord's legal matters, risk management, corporate and/or partnership accounting and legal costs, mortgages, debt costs or other financing charges; costs of defending any lawsuits, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building;

iv.	bad debt loss, rent loss or any reserves thereof;

v.	costs incurred in connection with any disputes between Landlord and/or Landlord's management agent and their employees;

vi.
that portion of wages, salaries, fees, fringe benefits, and any other form of compensation to any executive employee of Landlord and/or Landlord's managing agent above the grade of Property Manager; and

vii.
any amount paid by Landlord or Landlord's managing agent to a subsidiary or affiliate of Landlord or Landlord's managing agent for goods and/or services in excess of what would be paid to nonaffiliated parties for such goods and/or services in an arm's length transaction.

6.             Leasehold Improvements. Provided that there shall not then be existing a default by Tenant under the provisions of the Lease beyond any applicable notice and cure period, Landlord agrees to furnish and install improvements within the Premises in accordance with the Work Letter attached to this Amendment as Schedule 1 and made a part hereof.

7.             Renewal Option. Provided that Tenant is not in default of its Lease beyond any applicable notice and cure periods, and gives written notice (the "Renewal Notice") to Landlord not less than nine (9) months prior to the expiration of the Extension Term, Tenant shall have the right to extend the Extension Term of the Lease (the "Renewal Option") for one (1) additional period of three (3) years (the "Renewal Term"). Such Renewal Term shall be on the same terms and conditions of this Lease except that Base Rental for such Renewal Term, shall be reestablished at the then current market rate (including and taking into account new Base Year and Expense Stop) for buildings of similar class and location as determined by Landlord in good faith within thirty (30) days of Tenant's notice. If the Tenant does not agree with Landlord's determination by written notice to Landlord within fifteen (15) days of Landlord's notice of Landlord's determination of the current market rate, the parties will agree to negotiate in good faith to determine the current rental market rate; provided, however, if Landlord and Tenant have not, within thirty (30) days after Tenant' notice of disagreement, (i) agreed upon the current market rate, despite each party's good faith efforts; and (ii) entered into a mutually acceptable lease amendment therefor, then the Renewal Term shall be null and void and of no further force and effect, and the Lease shall expire at the expiration of the Extension Term. Any termination of the Lease shall also terminate the Renewal Option. Tenant shall have no other rights to extend the Extension Term except as stated herein. This Renewal Option is personal to Tenant and shall not apply to any of Tenant's Assignee(s) or Sublessee(s), except for a Permitted Transferee.

8.             Signage. Provided that Tenant is not in default of its Lease beyond any applicable notice and cure periods, Tenant shall continue to utilize its existing location on the exterior monument sign at no cost to Tenant throughout the lease term in accordance with the terms and conditions of the Lease. Landlord will use reasonable efforts to reasonably trim the existing landscaping to allow for the visibility of such sign.

9.             Expansion Right. From the execution date of this Amendment, and continuing until April 30, 2014, provided Tenant is not in default of any of the terms, conditions or covenants of the Lease, Landlord agrees that any additional premises in the Building that may be added to this Lease by mutual agreement between Landlord and Tenant shall be upon the same terms and conditions in the Lease. In such event, in the lease amendment mutually agreed to by Landlord and Tenant, Base Rental shall be increased (at the same rate per annum provided in the Lease) based on the additional Net Rentable Area being added to the original Premises, Landlord shall allow for a Tenant Allowance equal to $5.00 per Net Rentable Area of the additional space, the ratio of the Area of the Premises to the Area of the Building shall be modified based on the additional space being added to the original Premises, and any other terms shall be modified to the extent necessary because of such additional space being added to the original Premises. All other terms and conditions of this Lease shall apply to the additional space. Base Rental for any additional space shall commence upon the earlier to occur of (i) the date possession is delivered to Tenant, or (ii) within thirty (30) days following mutual execution of the lease amendment, or as otherwise set forth in the lease amendment. This expansion right does not constitute a light of first offer or right of first refusal to Tenant for any additional premises in the Building. This expansion right only defines the terms of any future expansion of Tenant by mutual agreement between Landlord and Tenant during the period from the execution date of this Amendment and April 30, 2014. All rights of Tenant herein shall be subject to any existing tenant's preferential rights and the execution of a mutually acceptable lease amendment incorporating the terms specified herein. These rights are personal to Tenant and shall not apply to any of Tenant's Assignee(s) or Sublessee(s). All rights of Tenant with respect to this expansion right shall expire and terminate as of April 30, 2014.

10.           No Existing Defaults by Landlord. Tenant does hereby represent and warrant to Landlord the following:

a.             Tenant hereby represents that it has accepted the Premises in its "AS IS" condition, subject to all of those items of record which may affect the real property upon which the Premises is situated, and subject to Landlord's obligation to construct the Leasehold Improvements pursuant to the Work Letter attached hereto as Schedule 1.

b.             No defaults exist under the terms of the Lease or any amendments thereto by Landlord and no such default will arise by the mere passage of time. Tenant has no claim, counterclaim, defense or offset against the payment of Rent, any other sums that may be due to Landlord under the terms of the Lease, or against Landlord under the Lease, or otherwise.

c.             Except for the terms, covenants and conditions set out in the Lease and any amendments thereto, there are no written or oral agreements between Landlord and Tenant, or between any other party and Tenant, concerning the Premises, including without limitation any outstanding rent concessions.

d.             Tenant hereby agrees that all representations, warranties and covenants made by Landlord to Tenant under the terms of the Lease have been fully complied with by Landlord, or to the extent not complied with, are hereby waived, except for Landlord's obligation to construct the Leasehold Improvements pursuant to the Work Letter attached hereto as Schedule 1.

11.           No Existing Defaults by Tenant. As of the date of this Amendment, Landlord is not aware of any default by Tenant under the Lease beyond any applicable notice and cure period.

12.           Permitted Transferee. Notwithstanding anything to the contrary contained in this Lease, the following constitutes Permitted Transfers, which do not require consent of Landlord (i) a transfer of the Lease to an entity which is the parent of Tenant, subsidiary of Tenant, affiliate of Tenant, or shall directly or indirectly control, be controlled by, or be under common control with, Tenant; (ii) any subsequent sale of ownership interest or issuance of new ownership interests, directly or indirectly, in Tenant; and (iii) a transaction in which any entity succeeds to all or substantially all of the assets of Tenant whether by merger, consolidation, sale or otherwise provided such successor entity assumes in full the obligations of Tenant under this Lease; provided, however, that (A) Tenant shall remain liable for the performance of all covenants, duties and obligations under the Lease, irrespective of any such assignment, and (B) the use of the Premises by the assignee shall conform with the uses permitted by this Lease. Tenant shall notify Landlord, in writing, of any such assignment or sublease within thirty (30) days after its occurrence and shall provide Landlord with all such reasonable information as Landlord may request reasonably regarding the identity and status of such assignee.

13.           Multiple Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same agreement.

14.           Entire Understanding. The Lease and this Amendment embodies the entire understanding between Landlord and Tenant with respect to its subject matter and can be changed only by an instrument in writing signed by Landlord and Tenant.

15.           Acknowledgment of Lease. The parties acknowledge and agree that the Lease remains in full force and effect in accordance with the terms and conditions set forth therein, unmodified except as modified by this Amendment, and is otherwise hereby ratified and confirmed in all respects by Landlord and Tenant. In the event of a conflict or discrepancy between the Lease, and this Amendment, the provisions of this Amendment shall control.

16.           Brokers. Except for representation of Landlord by Endura Advisory Group, Ltd. ("Landlord's Broker") and the representation of Tenant by Partners National Real Estate Group, Inc. ("Tenant's Broker"), Landlord and Tenant each represent and warrant to the other that neither party has dealt with any broker or brokers in connection with this Amendment. Landlord shall be solely responsible for payment of any brokerage fees or commissions, if any, to Landlord's Broker and Tenant's Broker pursuant to separate agreements with Landlord's Broker and Tenant's Broker. Landlord and Tenant each agree to indemnify and hold the other party and its beneficiaries harmless from and against any and all losses, damages, liabilities and expenses (including reasonable attorneys' fees) arising from a breach of the foregoing representation and warranty.

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EXECUTED as of the date set forth above.

Landlord FROST BANK, TRUSTEE FOR A DESIGNATED TRUST

	By:	Endura Advisory Group, Ltd., a Texas limited
partnership, as Agent for Landlord

	By:	Endu.a Advisory Group, GP, LLC, its general partner

By:
J. D Held, Member

Tenant

PAYMENT DATA SYSTEMS, INC.

By Michael R. Long
Title: CEO